Exhibit 10.5

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of August 21, 2013 (the “Restatement Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and TUBEMOGUL, INC., a California corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.

Bank and Borrower are parties to that certain Loan and Security Agreement dated as of March 9, 2010, as amended by that certain First Amendment to Loan and Security Agreement dated as of May 2, 2011, as further amended by that certain Second Amendment to Loan and Security Agreement dated as of February 1, 2012 (collectively, the “Original Agreement”). Both parties wish to amend, restate and, in all respects, supersede and replace hereby the terms of the Original Agreement as set forth in this Agreement.

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Growth Capital Advances.

(a) Availability. Pursuant to the Original Agreement, Bank made Growth Capital Advances available to Borrower (each a “Growth Capital Advance” and collectively the “Growth Capital Advances”) that are currently outstanding. No additional Growth Capital Advances will be made. As of August 21, 2013, the amount of Three Million Two Hundred Forty-Three Thousand Nine Hundred Seventy-Eight and 19/100 Dollars ($3,243,978.19) is outstanding and owing to Bank on account of the Growth Capital Advances.

(b) Repayment. Borrower shall continue to repay the Growth Capital Advances in equal monthly installments of principal, plus all accrued interest, on the first day of each month through and including the Growth Capital Maturity Date (each a “Growth Capital Scheduled Payment Date”), and all unpaid principal and accrued interest is due and payable in full on the Growth Capital Maturity Date with respect to such Growth Capital Advance.

(c) Mandatory Prepayment Upon an Acceleration. If the Growth Capital Advances are accelerated following the occurrence and continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest of all outstanding Growth Capital Advances, and (ii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(d) Permitted Prepayment of Growth Capital Advances. So long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the Growth Capital Advances advanced by Bank under this Agreement, provided Borrower (i) delivers written notice to Bank of its election to prepay the Growth Capital Advances at least five (5) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest of all outstanding Growth Capital Advances, and (B) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.1.2 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and, outside of any Streamline Period, to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.2 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”).

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i)	Growth Capital Advances. Subject to Section 2.3(b), the principal amount outstanding under each Growth Capital Advance shall accrue interest, which interest shall be payable monthly in accordance with Section 2.3(d) below, at a fixed per annum rate equal to four and three quarters percent (4.75%).

(ii)	Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to WSJ Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(d) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default

Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the WSJ Prime Rate shall be effective on the effective date of any change to the WSJ Prime Rate and to the extent of any such change.

(d) Payment; Interest Computation. Interest is payable monthly on the last calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4 Fees. Borrower shall pay to Bank:

(a) Bank Expenses. All Bank Expenses (including audit fees, reasonable attorneys’ fees, and expenses for documentation and negotiation of this Agreement which fees for the documentation and negotiation of this Agreement will not exceed Seventeen Thousand Five Hundred Dollars ($17,500)) incurred through and after the Restatement Date, when due (or, if no stated due date, upon demand by Bank).

(b) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5 Payments; Application of Payments; Debit of Accounts.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) So long as no Event of Default has occurred that is continuing, payments and collections shall be applied first to outstanding Advances under the Revolving Line and then to Growth Capital Advances; provided that regularly scheduled payments of principal and interest on the Growth Capital Advances shall be applied as directed by Borrower. Following the occurrence and during the continuation of an Event of Default, Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Following the occurrence and during the continuation of an Event of Default, Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c) Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

3 CONDITIONS PRECEDENT

3.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original signatures to the Control Agreements;

(c) the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Restatement Date;

(d) the Perfection Certificate of Borrower, together with the duly executed original signature thereto;

(e) evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(f) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(g) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including any Credit Extension after the date hereof, is subject to the following conditions precedent:

(a) Outside of a Streamline Period, timely receipt of an executed Transaction Report, in the form attached as Exhibit D;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations.

3.3 Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.5 Procedures for Borrowing.

(a) Revolving Line. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Outside of a Streamline Period, together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Transaction Report, calculated as of the close of business on the Business Day before the Funding Date, executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

Bank agrees that the Liens granted to it hereunder in Third Party Equipment shall be subordinate (or released upon request of the applicable equipment lender or lessor) to the Liens in Third Party Equipment of future lenders providing equipment financing and equipment lessors for Third Party Equipment; provided that such Liens are confined solely to the equipment so financed and the proceeds thereof and are permitted under paragraph (c) of the definition of Permitted Liens. “Third Party Equipment” means the Equipment and related software financed or acquired falling within the definition of paragraph (c) of the definition of Permitted Liens. Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any obligations to other equipment lenders or equipment lessors and Bank’s rights and remedies hereunder shall not in any way be subordinate to the rights and remedies of any such lenders or equipment lessors (except with respect to the Third Party Equipment only). So long as no Event of Default has occurred, Bank agrees to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the lien subordination (or, if applicable, lien release) described in this Section 4.2 and are reasonably acceptable to Bank. Bank shall have no obligation to execute any agreement or document which would impose obligations, restrictions or lien priority on Bank which are less favorable to Bank than those described in this Section 4.2.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. Notwithstanding the foregoing, in the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to 105% (for any Letter of Credit denominated in U.S. Dollars) or 110% (for Letters of Credit denominated in a currency other than U.S. Dollars) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice of the negative covenants set forth in Sections 7.1 and 7.5 hereof.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that, unless changed pursuant to a notification to Bank pursuant to Section 7.2: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Restatement Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith or as disclosed to Bank pursuant to Section 6.8(b), and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, to the extent required under Section 6.8(b).

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate and Permitted Locations or as permitted without notice to Bank pursuant to Section 7.2. None of the components of the Collateral shall be maintained at locations other than (i) as provided in the Perfection Certificate; (ii) as permitted pursuant to Section 7.2; or (iii) Permitted Locations. “Permitted Locations” are locations for Collateral outside of Borrower’s possession in the ordinary course of its business and (i) not covered by a bailee agreement reasonably acceptable to Bank, with an aggregate value not to exceed Five Hundred Thousand Dollars ($500,000), including without limitation, at co-location facilities, locations where mobile goods, including computers, phones and the like, may be located with employees and consultants of Borrower, and locations where Collateral may be temporarily located for sales, testing or demonstration purposes, or (ii) covered by a bailee agreement reasonably acceptable to Bank.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) as permitted under Sections 7.1(d) and 7.1(e), (b) over-the-counter software and software that is commercially available to the public, (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate or as otherwise disclosed to Bank in writing from time to time, and (d) immaterial Intellectual Property licensed to Borrower. To Borrower’s knowledge, each Patent (other than patent applications) which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business. The Perfection Certificate lists all Restricted Licenses to which Borrower is a party to, or is it bound by as of the Restatement Date.

5.3 Accounts Receivable; Inventory.

For any Eligible Account in the most recent Transaction Report delivered to Bank, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be.If an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in the most recent Transaction Report delivered to Bank. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts in the most recent Transaction Report delivered to Bank are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting the rights of creditors, and subject to equitable principles of general application.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000).

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date thereof and for the periods stated therein. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except where failure to make such declarations, filings or notices would not reasonably be expected to have a material adverse effect on Borrower’s business or operations or have an adverse effect on Borrower’s payment or performance of the Obligations.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required federal, and all other material tax returns and reports, and Borrower has timely paid all federal, and all material foreign, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business. Notwithstanding the foregoing, Borrower may dissolve Illuminex, Inc. in its discretion without requirement of prior consent from Bank.

(b) Use commercially reasonable efforts to obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Provide Bank with the following:

(a) Transaction Report. Within thirty (30) days after the last day of each month in which a Revolving Advance is outstanding, aged listings of accounts receivable and accounts payable (by invoice date) (as of the last day of such month), duly completed and signed by a Responsible Officer (the “Transaction Report”);

(b) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(c) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement;

(d) Annual Audited and Company-prepared Financial Statements. (i) Commencing with Borrower’s 2013 fiscal year, no later than two hundred forty (240) days after the last day of Borrower’s fiscal year, but in any event no later than ten (10) days after completion, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion; and (ii) as soon as available, but no later than thirty (30) days after the last day of Borrower’s fiscal year, company prepared consolidated financial statements prepared under GAAP, consistently applied, certified by a Responsible Officer and in a form acceptable to Bank;

(e) Deferred Revenue. Within thirty (30) days after the last day of each month in which a Revolving Advance is outstanding, a deferred revenue report.

(f) Outside Streamline Reports. Outside a Streamline Period, Borrower shall deliver a Transaction Report to Bank (i) on the last day of each week (for transactions as of the last day of the previous week or such later date as Borrower may indicate in such Transaction Report) and (ii) at the time of each request for an Advance (as of the close of business on the Business Day before the Funding Date).

(g) Annual Projections. Annual financial projections approved by Borrower’s Board of Directors consistent in form and detail with those provided to Borrower’s venture capital investors, as soon as available, but no later than thirty (30) days after the last day of Borrower’s fiscal year or more frequently as updated;

(h) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available generally to Borrower’s security holders generally or to any holders of Subordinated Debt;

(i) SEC Filings. In the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(j) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more; and

(k) Other Financial Information. Other financial information reasonably requested by Bank.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank Transaction Reports, as provided in Section 6.2; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank in its reasonable discretion and in sufficient amount and detail to permit Bank to conduct a thorough audit in accordance with Section 6.6 hereof, Borrower shall furnish Bank with copies (or, at Bank’s request, originals, if available) of or reasonable access to all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request in its reasonable discretion and in sufficient amount and detail to permit Bank to conduct a thorough audit in accordance with Section 6.6 hereof and to perfect its Lien in the Collateral, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts exceeding Two Hundred Fifty Thousand Dollars ($250,000) individually or in the aggregate. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.

(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing. Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or via electronic deposit capture into a “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”), pursuant to a blocked account agreement in form and substance reasonably satisfactory to Bank. If despite those directions, Borrower receives any payment outside the Cash Collateral Account, Borrower shall immediately deliver such payments to the Cash Collateral Account. Outside a Streamline Period, Bank will apply amounts in the Cash Collateral Account immediately to reduce the Advances under the Revolving Line, with the balance remitted to Borrower’s primary operating account on a daily basis. During a Streamline Period, Bank will transfer, nightly, amounts in the Cash Collateral Account to Borrower’s operating account with Bank.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e) [Deleted].

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 [Deleted].

6.5 Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except as otherwise set forth in Section 5.9 and except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records. Allow Bank, or its agents, to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more frequently than once per year, unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. The initial audit is to be completed no later than sixty (60) days after the Restatement Date.

6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank. All liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days’notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. If an Event of Default then exists, proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8 Operating Accounts.

(a) Maintain its primary domestic and international operating and other deposit accounts and securities accounts with Bank, and at least eighty percent (80%) of investable balances with Bank and Bank’s Affiliates. Within sixty (60) days from the Restatement Date, Borrower shall maintain eighty percent (80%) of domestic investable balances in all deposit and investment accounts to Bank or Bank’s Affiliates. Within one hundred twenty (120) days from the Restatement Date, Borrower shall transfer all other primary domestic and international operating and other deposit accounts and securities accounts to Bank to the extent necessary to comply with the first sentence of this Section 6.8(a). Notwithstanding the forgoing, Borrower may maintain its current foreign accounts with Royal Bank of Canada, Westpac, and Mizuho (which shall not be required to be subject to account control agreements).

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s

Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to: (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, and (ii) deposit accounts maintained in any jurisdiction outside the United States, the balances of which shall not exceed amounts necessary for expenses incurred in the ordinary course of business of Borrower or any Subsidiaries in those jurisdictions.

6.9 Financial Covenants. None

6.10 Protection of Intellectual Property Rights.

(a) Protect, defend and maintain the validity and enforceability of its Intellectual Property except where Borrower in the exercise of its business judgment deems it in its best interest not to do so; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property that is material to its business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public except where Borrower in the exercise of its business judgment deems it in its best interest to do so.

(b) Borrower shall provide Bank with information regarding Restricted Licenses to which Borrower is a party to, or bound by, as reasonably requested by Bank.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower; except that any highly confidential or proprietary information or other information that Borrower has determined in good faith should not be disclosed in order to protect the attorney-client privilege (or any similar privilege), shall only be released pursuant to this Section 6.11 upon Borrower’s prior written consent.

6.12 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b)

of worn-out, surplus or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (e) of exclusive licenses for the use of the Intellectual Property of Borrower or its Subsidiaries in the ordinary course of business that could not result in a legal transfer of title of the licensed Intellectual Property; and (f) of other property in an amount not to exceed Two Hundred and Fifty Thousand Dollars ($250,000) in any fiscal year. For the avoidance of doubt, the following shall not be considered a Transfer hereunder: (i) payments of money by Borrower for its ordinary course business expenses (such as: the payment, in each case in the ordinary course of Borrower’s business, of: payroll, rent, debt service, accounts payable, payments to vendors or other third parties for goods provided or services rendered to or on behalf of Borrower), and (ii) payments of money by a Subsidiary for its ordinary course business expenses (such as: the payment, in each case in the ordinary course of such Subsidiary’s business, of: payroll, rent, debt service, accounts payable, payments to vendors or other third parties for goods provided or services rendered to or on behalf of such Subsidiary).

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in its chief executive officer after the Restatement Date unless a replacement for such chief executive officer is approved by Borrower’s Board of Directors, including those directors who are not employees or officers of Borrower, within ninety (90) days of the date of the resignation or termination of such chief executive officer (provided, however, Bank shall have no obligation to fund any Credit Extension before any such replacement has been made); or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 40% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital or strategic investors so long as Borrower identifies to Bank the venture capital and strategic investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least ten (10) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses other than Permitted Locations (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate or a Permitted Location, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee other than at a Permitted Location, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will use commercially reasonable efforts to obtain from such bailee a bailee agreement in form and substance reasonably satisfactory to Bank.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except: (i) for acquisitions by Borrower where (a) the total consideration including cash and the value of any non-cash consideration (other than capital stock of Borrower), for all such transactions does not in the aggregate exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year and does not in the aggregate exceed One Million Dollars ($1,000,000) for all such transactions on or after the Restatement Date; (b) such transactions are not otherwise prohibited by Section 7 of this Agreement; (c) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; and (d) Borrower is the surviving legal entity; and (ii) a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting to Bank a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except for customary restrictions on assignment, transfer and encumbrance in license agreements under which Borrower is the licensee and except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any of its capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in capital stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for: (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) Investments in Subsidiaries permitted under sub-clause (f) of the definition of Permitted Investments; and (c) bona fide equity and unsecured debt financings from Borrower’s investors so long as all such Indebtedness is Subordinated Debt.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency

7.11 Illuminex. Permit Illuminex, Inc. to own assets with a value in excess of $10,000 without first causing Illumnex, Inc. to become a coborrower under this Agreement.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the the Revolving Line Maturity Date or the Growth Capital Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period).

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.6, or 6.8, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to any other covenants set forth in clause (a) above;

8.3 Intentionally omitted.

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower shall fail to pay its debts (including trade debts) as they become due; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); provided, however, that the Event of Default, under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (a) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (c) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to Borrower;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged, vacated or execution thereof stayed or bonded pending appeal, or such judgments are not discharged or vacated prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, vacation, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement; or

8.10 Lien Priority. There is a material impairment in the priority of Bank’s security interest in the Collateral.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the

Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(g) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to 105% (for any Letter of Credit denominated in U.S. Dollars) or 110% (for Letters of Credit denominated in a currency other than U.S. Dollars) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(i) terminate any FX Contracts;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnification obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnification obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Event of Default. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith judgment, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	TubeMogul, Inc.
1250 53rd Street
Emeryville, CA 94608
	Attn:	Chief Financial Officer
	Fax:	(510) 653-0461
	Email:	paul.joachim@tubemogul.com

If to Bank:	Silicon Valley Bank
185 Berry Street, Suite 3000
San Francisco, CA 94107
	Attn:	Marshall Hawks
	Fax:	415-856-0810
	Email:	MHawks@svb.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure § 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12 GENERAL PROVISIONS

12.1 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The grant of security interest by Borrower in Section 4.1 shall survive until the termination thereof pursuant to Section 4.2, and the obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrants, as to which assignment, transfer and other such actions are governed by the terms thereof).

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. This Agreement amends and restates, without novation, the agreement between Bank and Borrower set forth in the Original Agreement. Each of the Warrants remains in effect, and neither is amended by this Agreement. Subject to the foregoign, all prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Confidentiality. Except as set forth below, all confidential information disclosed by Borrower to Bank under this Agreement shall be maintained in confidence by Bank. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order provided that Bank shall endeavor to deliver to Borrower written notice prior to any such disclosure, provided such notice is permissible, and shall cooperate with Borrower to take such action as reasonably necessary to prevent such disclosure; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information. After the termination of this Agreement, the Bank shall use best efforts to continue to comply with the provisions of this paragraph for three (3) years after the termination of this Agreement.

Bank may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13 DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line minus the then-outstanding balance of any Growth Capital Advances; or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is eighty percent (80%) of Eligible Accounts and Eligible Foreign Accounts not to exceed an aggregate amount of Five Million Dollars ($5,000,000), as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may, upon prior written notice to and discussion with Borrower, decrease the foregoing percentages in

Bank’s good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit B.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Overadvance, Growth Capital Advance, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300714312, maintained with Bank

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right upon prior written notice to, and discussion with, Borrower at any time after the Second Amendment Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b) Accounts that the Account Debtor has not paid within one hundred fifty (150) days of invoice date regardless of invoice payment period terms;

(c) Accounts with credit balances over one hundred fifty (150) days from invoice date;

(d) Accounts owing from an Account Debtor, in which fifty percent (50%) or more of the Accounts have not been paid within one hundred fifty (150) days from invoice date;

(e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States unless such Accounts are otherwise Eligible Accounts, and either (A) Eligible Foreign Accounts provided that the Eligible Foreign Accounts shall not exceed an aggregate amount of Five Million Dollars ($5,000,000), or (B) Bank agrees to such Accounts being Eligible Accounts on a case by case basis and (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letter(s) of credit acceptable to Bank, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) that Bank otherwise approves of in writing;

(f) Accounts billed and/or payable outside of the United States unless Bank agrees to such Accounts being Eligible Accounts on a case by case basis and Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts under all applicable laws, including foreign laws (sometimes called foreign invoiced accounts);

(g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts).

(h) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o) Accounts for which the Account Debtor has not been invoiced;

(p) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(q) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond one hundred fifty (150) days;

(r) Accounts arising from chargebacks, debit memos or others payment deductions taken by an Account Debtor;

(s) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(v) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and

(w) Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Eligible Foreign Accounts” means Eligible Accounts owing from an Account Debtor which is the international subsidiaries of WPP Group, Omnicom, Yahoo, IPG, Publicis, Dentsu, Hakuhodo, and Havas. Accounts from Account Debtors other than those named here shall be permitted up to an aggregate amount of which shall not at any time exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Growth Capital Advance” or “Growth Capital Advances” is defined in Section 2.1.3.

“Growth Capital Maturity Date” is, for each Growth Capital Advance, the earlier of: (a) the 36th Growth Capital Scheduled Payment Date for such Growth Capital Advance, or (b) December 1, 2015.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code and any and all intellectual property rights in computer software and computer software products, now or hereafter existing, created, acquired or held other than as set forth in the definition of “Goods” under Section 9-102 of the Code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” means a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificate, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents (other than the Warrants), or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrants).

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Restatement Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Restatement Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Restatement Date and shown on the Perfection Certificate;

(b) (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank, such approval not to be unreasonably withheld and so long as Borrower is in compliance with Section 6.8;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts and securities accounts in which Bank has a perfected security interest to the extent required by Section 6.8(b);

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments (i) by Borrower in Subsidiaries not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year minus the amount of Investments in joint ventures allowed under subsection (j), below (or such larger amount as Bank may give consent to from time to time, such consent not to be unreasonably withheld, conditioned or delayed) including exclusive territorial licenses of Borrower’s Intellectual Property and other rights to Subsidiaries; and (ii) by Subsidiaries in other Subsidiaries or in Borrower, provided that any Subsidiary incorporated in a state in the United States shall become a co-borrower under this Agreement;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary; and

(j) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology permitted hereunder, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed an amount One Million Dollars ($1,000,000) in the aggregate in any fiscal year minus the amount of Investments in joint ventures allowed under subsection (f), above.

“Permitted Liens” are:

(a) Liens existing on the Restatement Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not delinquent or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h) licenses of Intellectual Property permitted under Section 7.1(d) or (e);

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts if required in accordance with Section 6.8(b).

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not the lowest rate of interest charged by Bank in connection with extensions of credit to debtors.

“Quick Assets” is on any date, Borrower’s unrestricted cash and Cash Equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its reasonable good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its reasonable good faith business judgment, do or may adversely affect (i) the Collateral (including without limitation any increase in delinquencies of Accounts), (ii) the business of Borrower, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, President of Products, and Controller of Borrower.

“Restatement Date” is defined in the preamble hereof.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an aggregate amount equal to Twenty Million Dollars ($20,000,000).

“Revolving Line Maturity Date” is the second anniversary of the Restatement Date.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Streamline Period” is any period of time, on and after the Restatement Date, when (i) the outstanding Advances are $10,000,000 or less or (ii) if the outstanding Advances exceed $10,000,000, Borrower maintains a ratio of Quick Assets to Current Liabilities minus the current portion of Deferred Revenue of greater than 1.00 to 1.00.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Total Liabilities” is on any day, obligations that should, under GAAP be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, but excluding all other Subordinated Debt

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Warrants” are the Warrant to Purchase Stock dated as of March 9, 2010 and the Warrant to Purchase Stock dated as of February 1, 2012, each executed by Borrower in favor of Bank.

“WSJ Prime Rate” is the then per annum rate of interest most recently quoted as the “Prime Rate” in The Wall Street Journal Western Edition.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Restatement Date.

BORROWER:

TUBEMOGUL, INC.

By:	/s/ Paul Joachim

Name:	PAUL JOACHIM
Title:	COO & CFO

BANK:

SILICON VALLEY BANK

By:	/s/ Marshall Hawks

Name:	MARSHALL HAWKS
Title:	DIRECTOR